EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2020, with respect to the financial statements and supplemental information included in the Annual Report of Regal Power Transmission Solutions 401(k) Plan on Form 11-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Regal Beloit Corporation on Form S-8 (File Nos. 333-142743 effective May 8, 2007, 333-155298 effective November 12, 2008, 333-176283 effective August 12, 2011, 333-193414 effective January 17, 2014, 333-204645 effective June 2, 2015 and 333-224831 effective May 10, 2018).

/s/ GRANT THORNTON LLP
Milwaukee, Wisconsin
June 26, 2020